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EXHIBIT 10.24

Annual Incentive Bonus Plan for Fiscal 2014

        On May 21, 2013, the Board approved the Company's annual incentive bonus plan for fiscal 2014. The plan provides its executive officers with the opportunity to earn cash bonuses based upon the achievement of pre-established performance goals. Total bonus opportunities will be based on achievement of annual targets. The plan provides for 50% of the payout based on the achievement of quarterly targets and 50% of the payout based on the achievement of annual targets. Performance goals under the plan will be: revenue growth, earnings per share, operating profit (as a percentage of sales), and return on invested capital targets at the Company level; and revenue growth, operating profit (as a percentage of sales), profit after interest (as a percentage of sales), inventory turnover and other business-specific business unit targets at the business unit level for certain executives. The plan allows awards to provide for different metrics, target levels and weightings for different executives.

        Under the annual incentive bonus plan, target award opportunities are set at various percentages of base salary, which will be: 150% of base salary in the case of the Chief Executive Officer; 100% of base salary in the case of the Chief Financial Officer; and between 80% and 110% of base salary in the cases of other officers. Actual payout opportunities for each bonus component will range from a threshold of 50% of target to a maximum of 200% of target for quarterly payouts and of 300% of target based on achievement of the annual performance measures. If the Company or business unit fails to achieve the threshold level for any performance measure, no payout is awarded for that measure. For purposes of determining achievement of award opportunities, the incentive bonus plan uses adjusted, non-GAAP measures.

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  EXHIBIT 10.24